EXHIBIT 4.14

AMENDMENT TO PROMISSORY NOTE

This AMENDMENT TO PROMISSORY NOTE (the “Amendment”) is made this 31st day of August 2001, between EpicEdge, Inc., a Texas corporation (“Maker”), and Carl R. Rose (“Payee”).

PREAMBLE

WHEREAS, Maker executed a Convertible Promissory Note on the 7th day of November, 2000 whereby it promised to pay to the order of Payee the sum of $400,000, (the “Original Note”), and

WHEREAS, in order to maximize the purposes for which the Original Note was procured, Maker and Payee have agreed to amend the payment terms.

NOW, THEREFORE, in exchange for ten and no/100 dollars ($10), the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Original Note as follows:

1.       Section (a) of the introductory paragraph of the Original Note shall be amended to reflect that interest shall be paid based on the principal amount plus accrued interest commencing September 1, 2001;

2.       Section 1(b) of the Original Note shall be deleted;

3.       Section 3(a) of the Original Note shall be amended to increase the conversion rate from fifty cents ($.50) to one dollar ($ 1.00);

4.       Section 2 of the Original Note shall be amended to increase the cure period upon written notice of an event of default from ten (10) days to thirty (30) days;

5.       Section (b) of introductory paragraph of the Original Note shall be amended to reflect that the principal shall mature on December 1, 2002.  If the company defaults, the Payee has at its sole discretion the right to either convert the note at $.50 per share, demand payment or to extend the maturity date until December 1, 2003.  If the company again defaults, the Payee has at its sole discretion the right to either convert the note at $.25 per share, demand payment or extend the maturity date until December 1, 2004.

6.                    All other terms of the Original Note shall remain unmodified.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

MAKER:

EPICEDGE, INC.

By:	/s/ Richard Carter
Name:	Richard Carter
Title:	CEO

PAYEE:

/s/ Carl R. Rose
CARL R. ROSE